SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                         (Amendment No. 4- Final Filing)
                              BAYCORP HOLDINGS LTD
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    072728108
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                         Heller Ehrman White & McAuliffe


           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                January 13, 2000
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

                                  SCHEDULE 13D
--------------------------------                      -------------------------
CUSIP No. 072728108                                          Page 2 of 18 Pages
-------------------------------                       -------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The SC Fundamental Value Fund, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         174,220
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         174,220
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         174,220
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.1%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
            *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------------                        -----------------------
CUSIP No. 072728108                                      Page 3 of 18 Pages
------------------------------                       -----------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7        SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         186,783
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         186,783
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,783
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                       [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
-----------------------------
                                                   ----------------------------
CUSIP No. 072728108                                     Page 4 of 18 Pages
                                                    ---------------------------
----------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         174,220
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         174,220
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         174,220
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.1%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                       *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
-------------------------------                   -----------------------------
CUSIP No. 072728108                                Page 5 of 18 Pages
------------------------------                    -----------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Peter M. Collery
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(D)OR 2(E)                                  [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
---------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         375,003
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         375,003
------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         375,003
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.6%
----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
            *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D

-----------------------------                    ------------------------------
CUSIP No. 072728108                                  Page 6 of 18 Pages
-----------------------------                     -----------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Neil H. Koffler
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                 [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER-
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         361,003
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         361,003
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         361,003
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.4%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                                                SCHEDULE 13D
-------------------------                        ------------------------------
CUSIP No. 072728108                                    Page 7 of 18 Pages
------------------------------                   ------------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC-BVI Partners
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [x]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                  [ ]
----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         186,783
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         186,783
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,783
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
                      *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                 SCHEDULE 13D

--------------------------------            ------------------------------------
CUSIP No. 072728108                                    Page 8 of 18 Pages
-------------------------------             -----------------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Ltd.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         186,783
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         186,783
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,783
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                SCHEDULE 13D


----------------------------                      -----------------------------
CUSIP No. 072728108                                    Page 9 of 18 Pages
------------------------------                    -----------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental, LLC
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         174,220
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         174,220
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         174,220
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.1%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         OO

                                           SCHEDULE 13D
------------------------------                    -----------------------------
CUSIP No. 072728108                                      Page 10 of 18 Pages
------------------------------                    -----------------------------


==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Employees' Savings and Profit Sharing Plan
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  14,000
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  14,000
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  14,000
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  .17%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         EP

                                                          Page 11 of 18 Pages

                                 AMENDMENT NO. 4
                                     TO THE
                                  SCHEDULE 13D

This statement constitutes Amendment No. 4 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Baycorp Holdings Ltd (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery"), SC Fundamental, LLC (SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners ("SC-BVI"), Neil H. Koffler ("Koffler"), and SC Fundamental Employees' Savings and Profit Sharing Plan ("Employee Plan")(collectively, the "Reporting Persons").

Item 5.  Interest in Securities of the Issuer

                  (a) As of the close of business on January 19, 2000, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficiary in the aggregate the number and percentage of the Issuer's common stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10Q as of September 30,1999.

                                                            Page 12 of 18 Pages


===============================================================================

Name                       Shares of Common Stock                      Percentage
----------------------------------------------------------------------------------------------------------------------------------

SC Fundamental Inc.                         174,220                                       2.1%
----------------------------------------------------------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.                             174,220                                      2.1%
----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                                    186,783                                      2.3%
----------------------------------------------------------------------------------------------------------------------------------
Peter M. Collery                             375,003                                      4.6%
-----------------------------------------------------------------------------------------------------------------------------------
SC BVI Partners                              186,783                                      2.3%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental
Value BVI, Ltd.                              186,783                                      2.3%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental, LLC                          174,220                                      2.1%
-----------------------------------------------------------------------------------------------------------------------------------
Neil H. Koffler                              361,003                                      4.4%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental
Employees' Savings
and Profit Sharing Plan                      14,000                                       .17%

----------------------------------------------------------------------------------------------------------------------------------


                                                            Page 13 of 18 Pages


         (b) Collery, by virtue of his status as a member of SCFLLC, the general partner of Fund, and as the controlling stockholder, director and executive officer of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of common stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as a member of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of Shares of common stock of which Fund is the direct beneficial owner.

                  Collery, by virtue of his status as the controlling stockholder, director and executive officer, and Koffler by virtue of his status as an executive officer, of BVI Inc., the managing general partner of SC-BVI Partners which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. BVI Fund and SC-BVI Partners are deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock as to which BVI Inc. exercises such power.

                  Collery, by virtue of his status as trustee of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

             (c)The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the American Stock Exchange.

                                                            Page 14 of 18 Pages


                                                                      BVI, Inc.
                          Price Per                                   on behalf
                                                                                                                         Employee
Trade Date                Share ($)           Fund                    of BVI Ltd.
                                                                                                      Collery(1)            Plan
-----------------------------------------------------------------------------------------------------------------------------------

01/12/00                  13.2899             5,470                          5,835                           595
-----------------------------------------------------------------------------------------------------------------------------------
01/13/00                  13.8125            13,910                         14,835                           555             0
-----------------------------------------------------------------------------------------------------------------------------------
01/14/00                  14.6875               240*                           260*                            0             0
-----------------------------------------------------------------------------------------------------------------------------------
01/14/00                  14.7987            11,760                          12,540                            0         1,000
-----------------------------------------------------------------------------------------------------------------------------------
01/18/00                  16.1250             2,420                           2,580                            0             0
-----------------------------------------------------------------------------------------------------------------------------------

*   reflects a purchase of shares.

(1) All of the transactions effected in this column represent sales by Student Sponsor Partnership, Inc. ("SSP"), a non profit educational company for which Mr. Collery is President.  Mr. Collery disclaims beneficial ownership of the shares held by SSP.



(e) On January 19, 2000 the Reporting Persons, in the aggregate, ceased to be the beneficial owners of five percent or more of the Issuer's Common Stock. This Amendment No. 4 is, therefore, a final filing.

                                                           Page 15 of 18 Pages



Item 7.        Materials to be filed as Exhibits.

Exhibit A

    Joint Filing Agreement, dated January 19, 2000 among the Reporting Persons.






                                            EXHIBIT INDEX


Exhibit           Description

   A              Joint Filing Agreement dated January 19, 2000 among the
                  Reporting Persons

                                                         Page 16 of 18 Pages
             After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Dated:  January 19, 2000
                                             SC FUNDAMENTAL LLC
SC FUNDAMENTAL INC.                          SC Fundamental Inc.
                                             as Manager
         /s/ Neil H. Koffler                     /s/ Neil H. Koffler
By:  ----------------------------       By:   -----------------------------
      Neil H. Koffler as Attorney-              Neil H. Koffler as Attorney-in-
      in-Fact for Peter M. Collery              Fact for Peter M. Collery,
      Vice President*                           Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

By:      SC FUNDAMENTAL, LLC                   SC-BVI Partners
         as General Partner               By:  SC Fundamental Value BVI, Inc.
                                               as Managing General Partner
           /s/ Neil H. Koffler                         /s/ Neil H. Koffler
By:  -----------------------------      By:   ------------------------------
    Neil H. Koffler as Attorney-                Neil H. Koffler as Attorney-in-
    in-Fact for Peter M. Collery                Fact for Peter M. Collery
    Vice President*                             Vice President*

SC FUNDAMENTAL VALUE BVI, INC.
          /s/ Neil H. Koffler             SC FUNDAMENTAL VALUE BVI, Ltd.
    By:  ----------------------------     By:   SC Fundamental Value BVI, Inc.
    Neil H. Koffler as Attorney-                as Managing General Partner of
    in-Fact for Peter M. Collery                Investment Manager
    Vice President*
                                                    /s/ Neil H. Koffler
                                     By:    -----------------------------------
                                                  Neil H. Koffler as Attorney
                                                  -in- Fact for Peter M. Collery
                                                  Vice President*
/s/ Neil H. Koffler
-----------------------------                SIEGLER, COLLERY &CO.EMPLOYEES
                                             SAVINGS AND PROFIT SHARING PLAN
     /S/ Neil H Koffler                      By:/s/ Neil H. Koffler
By:--------------------------                   -------------------------------
    Neil H. Koffler as Attorney                   Neil H. Koffler as Attorney
    in Fact for Peter M. Collery*                 in-Fact for Peter M. Collery,
    Vice President*
*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery. The Powers of Attorney for Mr. Collery were filed as Exhibit A to Amendment No. 5 to
Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                           Page 17 of 18 Pages
                                            Exhibit A

                              JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Baycorp Holdings, Ltd and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 19th day of January 2000.



SC FUNDAMENTAL INC

By:      /s/ Peter M. Collery                          /s/ Neil H. Koffler
-------------------------------------          --------------------------------
Neil H. Koffler as Attorney-                           Neil H. Koffler
in-Fact for Peter M. Collery
Vice President(*)

THE SC FUNDAMENTAL VALUE FUND,
L.P.

By:      SC FUNDAMENTAL, LLC, as
         General Partner

By:  /s/ Peter M. Collery
--------------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)


SC FUNDAMENTAL VALUE BVI, INC.

By: /s/ Peter M. Collery
--------------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)

                                                           Page 18 of 18 Pages


Siegler Collery and Co.
Employees Savings And
Profit Sharing Plan
By:/s/ Neil H. Koffler
------------------------------------
Neil H. Koffler as Attorney
in-Fact for Peter M. Collery
Vice President*

/s/ Peter M. Collery
----------------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery(*)

SC FUNDAMENTAL, LLC

By:      SC Fundamental Inc., as
         Manager

By:      /s/ Peter M. Collery
----------------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery
Vice President (*)

SC FUNDAMENTAL VALUE BVI, LTD.              SC-BVI PARTNERS

By:      SC Fundamental Value BVI,          By:      SC Fundamental Value BVI
         Inc., as managing general                   Inc., as managing general
         partner of investment                       partner
         manager

By:      /s/ Neil H. Koffler                         /s/ Neil H. Koffler
--------------------------------             -------------------------------
Neil H. Koffler as Attorney-in-             Neil H. Koffler as Attorney-
Fact for Peter M. Collery,                  in-Fact for Peter M. Collery,
Vice President(*)                           Vice President(*)


(*)Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Powers of Attorney for Mr.Collery were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

260395